UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 20, 2007

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The matters described in Item 5.02 of this Current Report on Form 8-K are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 20, 2007, PDL BioPharma, Inc. (the “Company” or “we”) entered into an Special Severance and Retention Package letter agreement (the “Letter Agreement”) with David Iwanicki, Vice President, Sales and Sales Operations of the Company.

Pursuant to the Letter Agreement, we agreed to deliver to Mr. Iwanicki a special bonus, severance benefits and accelerated option vesting pursuant to the terms and conditions of the Letter Agreement.

One-Time Bonus. Mr. Iwanicki would be eligible to receive a special bonus of $100,000 (subject to tax withholding) if Mr. Iwanicki remains employed in good standing through the date we terminate Mr. Iwanicki’s employment because we eliminate Mr. Iwanicki’s position in connection with the closing of a transaction or transactions in which our Cardene or Busulfex product assets are sold (a “Commercial Asset Sale”), provided, that Mr. Iwanicki signs and delivers, and does not revoke, our standard separation and general release of claims agreement (the “Release Agreement”). We would pay Mr. Iwanicki this special bonus within 30 days after the termination of Mr. Iwanicki’s employment.

Severance Benefit Prior to a Change in Control. If prior to a Change in Control (i) we terminate Mr. Iwanicki’s employment because we eliminate his position in connection with a Commercial Asset Sale; (ii) Mr. Iwanicki does not receive an employment offer for a comparable position with a company acquiring some or all of the commercial or cardiovascular assets (an “Acquiror”) within 28 days after his employment termination date; (iii) Mr. Iwanicki does not accept any position with an Acquiror within 28 days after his employment termination date; (iv) he remains in good standing through his employment termination date; and (v) Mr. Iwanicki signs and delivers, and does not revoke, the Release Agreement, Mr. Iwanicki would be eligible for the following severance package:

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Severance pay (subject to tax withholding) equal to (A) one year of Mr. Iwanicki’s annual base salary plus (B) 100% of Mr. Iwanicki’s target annual bonus (without giving effect to any company performance or other multiplier);

•	12 months company-paid COBRA benefits (provided Mr. Iwanicki timely elects COBRA coverage);

•	Six months of outplacement services; and

•	Acceleration of the vesting of 50% of the total number of shares originally subject to each of Mr. Iwanicki’s stock options (i.e. two years of vesting).

The foregoing severance payment would be paid in a lump sum on the 30th day following the date of Mr. Iwanicki’s employment termination, provided that Mr. Iwanicki’s Release Agreement has become effective in accordance with its terms prior to such 30th day. The option acceleration set forth above would be effective on the date Mr. Iwanicki’s Release Agreement has become effective.

Option Acceleration under Certain Conditions. If we terminate Mr. Iwanicki’s employment because we eliminate his position as a result of a Commercial Asset Sale, but Mr. Iwanicki receives an employment offer for a comparable position by an Acquiror (and he is not eligible for severance payments either as provided above, or under the ERSP), we would amend Mr. Iwanicki’s stock options to accelerate the vesting of 25% of the shares subject to each of his stock options, which acceleration would be effective on the date of his employment termination and subject to Mr. Iwanicki’s remaining employed in good standing through the termination date.

Provisions Regarding 2007 Bonus and 401(k) Match. If we terminate Mr. Iwanicki’s employment pursuant to any scenario set forth above before December 31, 2007, Mr. Iwanicki also would receive, in addition to and at the same time as the severance benefits or one-time bonus described above, as applicable, a cash bonus (subject to tax withholding) equal to the amount of the match to his 401(k) retirement savings plan account that Mr. Iwanicki would have received had he remained employed with us through December 31, 2007. In addition, if we terminate

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Mr. Iwanicki’s employment pursuant to any scenario set forth above before we pay out the 2007 company bonus, Mr. Iwanicki would receive, at the time the 2007 company bonus is paid to employees (but in any event no later than March 15, 2008), the amount of his target bonus (pro-rated for his length of service in 2007, as adjusted by the company performance multiplier and subject to tax withholding).

If Mr. Iwanicki voluntarily leaves the Company, Mr. Iwanicki would not be eligible to receive any severance or other benefits pursuant to this Letter Agreement.

A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Letter Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

10.1	Special Severance and Retention Package Letter Agreement between PDL BioPharma, Inc. and David Iwanicki effective December 20, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2007

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime Senior Vice President and Chief Financial Officer

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